                                                                   Exhibit 10.68

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT
                                     BETWEEN
                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                                       AND

                                  ONTOGENY, INC

                          Effective as of June 13, 1996

                            Re: Harvard Case No. 1222

      In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

1.1 AFFILIATE: any company, corporation, or business in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.2 HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 410 South, Cambridge, Massachusetts 02138.

1.3 BIOLOGICAL MATERIALS: the materials supplied by HARVARD (identified in Appendix B, such Appendix to be periodically updated by mutual consent of LICENSEE and HARVARD) together with any progeny, mutants, or derivatives thereof supplied by HARVARD or created by LICENSEE.

1.4 LICENSED PROCESSES: the processes covered by PATENT RIGHTS or processes utilizing BIOLOGICAL MATERIALS or some portion thereof.

1.5 LICENSED PRODUCTS: products covered by PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES or products made or services provided utilizing BIOLOGICAL MATERIALS or incorporating some portion of BIOLOGICAL MATERIALS..

1.6 MILESTONE PRODUCTS: products identified or discovered through the use of PATENT RIGHTS but which are not LICENSED PRODUCTS.

1.7 LICENSEE: Ontogeny, Inc, a corporation organized under the laws of Delaware having its principal offices at One Kendall Square, Building 600, Cambridge, MA 02139.

1.8 NET SALES: the amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of LICENSED PRODUCTS, less:

      (a) customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

      (b)   amounts repaid or credited by reason of rejection or return; and

      (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees.

      (d) reasonable charges for delivery or transportation provided by third parties, if separately stated.

            NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or sublicensees for the sale, lease, or transfer of LICENSED PRODUCTS.

1.9 NON-COMMERCIAL RESEARCH PURPOSES: use of PATENT RIGHTS and/or BIOLOGICAL MATERIALS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS or BIOLOGICAL MATERIALS in the production or manufacture of products for sale or the performance of services for a fee.

1.10 PATENT RIGHTS: United States patent application Serial No. 08/580,031 filed December 20,1995, jointly owned by HARVARD and LICENSEE, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in USSN 08/580,031 and are dominated by the claims of the existing PATENT RIGHTS, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by HARVARD. Such continuations-in-part shall include, but are not limited to, CIPs which are directed to other signalin homologs, bioactive fragments thereof, diagnostic methods involving the signalin genes and/or gene products and drug screening protocols involving signalin genes and/or gene products, all to the extent that the claims of such CIPs are dominated by claims of USSN 08/580,031.

1.11  TERRITORY: Worldwide

1.12 The terms "Public Law 96-517" and "Public Law 98-620" include all amendments to those statutes.

1.13 The terms "sold" and "sell" include, without limitation, leases and other transfers and similar transactions.

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                   ARTICLE II

                                 REPRESENTATIONS

2.1   HARVARD is owner by assignment from the Howard Hughes Medical Institute
      (HHMI) and Dr. D. Melton and Dr. J. Graff of their entire right, title and interest in United States Patent Application Serial No. 08/580,031 filed December 12, 1995 entitled "[**]", (H.U. Case #1222), in the foreign patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2 HARVARD has the authority to issue licenses to HARVARD's ownership interests under PATENT RIGHTS.

2.3 HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.4 LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement. LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain, foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

2.5 LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain, foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

                                   ARTICLE III

                                 GRANT OF RIGHTS

3.1 HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY:

      (a) an exclusive commercial license to HARVARD's ownership interest under PATENT RIGHTS, and

      (b)   a license to use BIOLOGICAL MATERIALS

            to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the fife of the PATENT RIGHTS. Such licenses shall include the right to grant sublicenses, subject to HARVARD's approval, which approval shall not be unreasonably withheld. In order to provide LICENSEE with commercial exclusivity for so long as the license under PATENT RIGHTS remains exclusive, HARVARD agrees that it will not grant licenses under PATENT RIGHTS to others except as required by HARVARD's obligations in paragraph 3.2(a)or as permitted in paragraph 3.2(b)

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            and that it will not provide BIOLOGICAL MATERIALS to others for any commercial purpose.

3.2 The granting and exercise of this license is subject to the following conditions:

      (a) HARVARD's "Statement of Policy in Regard to Inventions, Patents and Copyrights," dated March 17, 1986, Public Law 96-517, Public Law 98-620, and HARVARD's obligations to the Howard Hughes Medical Institute (HHMI) as attached in Appendix C. HHMI retains a nonexclusive license, without the right to sublicense, to use PATENT RIGHTS and BIOLOGICAL MATERIALS for its own internal research. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

      (b)   HARVARD reserves the right to

            (i) make, use, and provide the BIOLOGICAL MATERIALS to others on a non-exclusive basis, and grant others non-exclusive licenses to make and use the BIOLOGICAL MATERIALS, all for NON-COMMERCIAL RESEARCH PURPOSES. BIOLOGICAL MATERIALS will be transferred under a Material Transfer Agreement which acknowledges LICENSEE's rights in the BIOLOGICAL MATERIALS and provides for an option on reasonable commercial terms to LICENSEE of any invention which could not have been made except by use of the BIOLOGICAL MATERIALS; and

            (ii) make and use, and grant to others non-exclusive licenses to make and use for NON-COMMERCIAL RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS.

      (c) LICENSEE shall use diligent efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

      (d) At any time after [**] from the effective date of this Agreement, HARVARD may terminate or render this license nonexclusive if, in HARVARD's reasonable judgment, the Progress Reports furnished by LICENSEE do not demonstrate that LICENSEE: has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public, or

            (i) is engaged in research development, manufacturing, marketing or sublicensing activity appropriate to achieving 3.2(d)(i).

      (e) HARVARD may terminate this Agreement if LICENSEE does not adhere to the following performance milestones for a therapeutic product and if LICENSEE does not correct such non-performance within 90 days after being so notified in writing

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            by HARVARD. HARVARD shall have the right to terminate this Agreement if LICENSEE does not pay the following milestone fees and if LICENSEE does not correct such failure within 45 days after being so notified in writing by HARVARD.

            Milestone            To be accomplished by        Fee
                                        (year)

            IND Filing                   [**]                $[**]

            Completion of Phase          [**]                $[**]
            I clinical trial

            Completion of                [**]                $[**]
            Phase III clinical
            trial

      (f) LICENSEE shall pay to HARVARD the following payments upon execution of the first corporate partnership in a field primarily related to the subject matter of PATENT RIGHTS:

                        (1) [**], if the partnership has a determined value of between [**] and [**] dollars ($[**]), or

                        (2) [**] dollars ($[**]), if the partnership has a determined value of greater than [**]

            Determined value shall include the sum of any equity payments, up-front payments or fees, and the total of committed research sponsorship payments.

      (g) In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except:

            (i) The sublicensee may further sublicense any rights under PATENT RIGHTS or BIOLOGICAL MATERIALS only as

                        (1) needed or implied in the course of distribution, installation or performance of service as required for the sale to an end-user of LICENSED PRODUCTS, or

                        (2) not specifically rejected in writing by HARVARD within twenty (20) days of written notification of sub-sublicense by LICENSEE, any such rejection not being unreasonably made by HARVARD; and

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            (ii) The earned royalty rate on NET SALES paid by the sublicensee to the LICENSEE may be higher than the rates in this Agreement.

      Copies of all sublicense agreements shall be provided promptly to HARVARD.

      (h) If LICENSEE is unable or unwilling to grant sublicenses, either as suggested by HARVARD or by a potential sublicensee or otherwise, then HARVARD may directly license such potential sublicensee unless, in Harvard's reasonable judgment, such license would be contrary to sound and reasonable business practice and the granting of such license would not materially increase the availability to the public of LICENSED PRODUCTS.

      (i) During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

3.3 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

                                   ARTICLE IV

                                    ROYALTIES

4.1 LICENSEE shall pay to HARVARD a non-refundable license royalty fee in the sum of [**] dollars ($[**]) upon execution of this Agreement.

4.2 (a) LICENSEE shall pay to HARVARD during the term of this Agreement a royalty of [**] of NET SALES by LICENSEE of LICENSED PRODUCTS in the field of therapeutics. LICENSEE shall pay to HARVARD during the term of this Agreement a royalty of [**] of NET SALES by LICENSEE of LICENSED PRODUCTS in the field of diagnostics. LICENSEE shall also pay to HARVARD a royalty of [**] of NET SALES by sublicensees in any field.

      (b) If the license pursuant to this Agreement is converted to a nonexclusive one and if other non-exclusive licenses in the same field territory are granted, the above royalties shall not exceed the royalty rate to be paid by other licensees in the same field and territory during the term of the non-exclusive license.

      (c) On sales between LICENSEE and its AFFILIATES or sublicensees, for resale, the royalty shall be paid on the NET SALES of the AFFILIATE or sublicensee.

4.3 In lieu of the royalties of paragraph 4.2, LICENSEE shall pay to HARVARD a fee of [**] for each MILESTONE PRODUCT, such payment to be made within six
      (6) months after the date of first sale of the MILESTONE PRODUCT. Such payments are in recognition of LICENSEE's early and exclusive use of the licensed subject matter.

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

4.4 If LICENSEE, in order to make, use, sell or otherwise exploit LICENSED PRODUCTS or LICENSED PROCESSES in any jurisdiction, reasonably determine that they must make royalty payments (`Third Party Payments") to one or more independent third parties to obtain a license or similar right to make, use, sell or otherwise exploit the LICENSED PRODUCTS or LICENSED PROCESSES such that the total royalty burden equals or exceeds [**]. LICENSEE may reduce the royalty due to HARVARD by [**] of a percentage point for each percent above [**], but the residual royalty payable to HARVARD shall, in no event, be lower than [**] percent.

4.5 No later than January 1 of each calendar year after the effective date of this Agreement, LICENSEE shall pay to HARVARD the following nonrefundable license maintenance royalty and/or advance on royalties. Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year.

      January 1, 1997 to January 1, 1999    $[**]
      January 1, 2000 to January 1, 2002    $[**]
      January 1, 2003                       $[**]
            each year thereafter            $[**]

                                    ARTICLE V

                                    REPORTING

5.1 Prior to signing this Agreement, LICENSEE has provided to HARVARD a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

5.2 No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to HARVARD a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Paragraph 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan for HARVARD's review and approval. LICENSEE shall also provide any reasonable additional data HARVARD requires to evaluate LICENSEE's performance.

5.3 LICENSEE shall report to HARVARD the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty
      (30) days of occurrence.

5.4 (a) LICENSEE shall submit to HARVARD within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

            (i) the number of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

            (ii)  total billings for such LICENSED PRODUCTS;

            (iii) an accounting for all LICENSED PROCESSES used or sold;

            (iv)  deductions applicable to determine the NET SALES thereof;

            (v) the amount of royalty due thereon, or, if no royalties are due to HARVARD for any reporting period, the statement that no royalties are due.

            Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

      (b) LICENSEE shall pay to HARVARD with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report.

      (c) All payments due hereunder shall be deemed received when funds are credited to Harvard's bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

      (d) All such reports shall be maintained in confidence by HARVARD except as required by law; however, HARVARD may include in its usual reports annual amounts of royalties paid.

      (e) Late payments shall be subject to a charge of one and one half percent (1 1/2%) per month, or $250, whichever is greater.

                                   ARTICLE VI

                                 RECORD KEEPING

6.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS and MILESTONE PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to HARVARD hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall. be available during normal business hours for examination by an accountant selected by HARVARD, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this paragraph, HARVARD's accountant shall have access to all records which HARVARD reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2 HARVARD's accountant shall not disclose to HARVARD any information other than information relating to the accuracy of reports and payments made hereunder.

6.3 Such examination by HARVARD's accountant shall be at HARVARD's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to HARVARD had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one half per cent (11/2%) per month.

                                   ARTICLE VII

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1 Upon execution hereof, LICENSEE shall reimburse HARVARD for any reasonable expenses HARVARD has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS.

7.2 LICENSEE shall assume primary responsibility for the filing, prosecution and maintenance of any and all patents and patent applications included in PATENT RIGHTS, using patent counsel reasonably acceptable to HARVARD, and LICENSEE shall be responsible for all costs relating thereto. Counsel will directly notify HARVARD and LICENSEE and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution. Counsel shall also provide HARVARD with advance copies of all relevant communications to the various patent offices, so that HARVARD may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. HARVARD shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS including, without limitation, the right to approve or disapprove the abandonment of any patent or claims thereof and LICENSEE will use reasonable efforts to incorporate HARVARD's reasonable suggestions regarding said prosecution. LICENSEE shall use all reasonable efforts to amend any patent application to include claims reasonably requested by HARVARD to protect LICENSED PRODUCTS.

7.3 HARVARD and LICENSEE agree to cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD to execute such papers and instruments so as to enable LICENSEE to apply for, to prosecute and to maintain patent applications and patents in HARVARD's and LICENSEE's name in any country.

7.4 In the event that LICENSEE elects not to prosecute or maintain any of the patents or patent applications relating to the PATENT RIGHTS or any portion thereof in any jurisdiction, then HARVARD shall have the right, at its own expense to prosecute or maintain the patents or patent applications relating to the PATENT RIGHTS or portion thereof in such jurisdiction. LICENSEE shall assign its rights to HARVARD and shall have no further rights to such patents or patent applications or portion thereof.

7.5 If HARVARD can demonstrate that it is not being adequately informed or apprised of the continuing prosecution of patents or patent applications in PATENT RIGHTS, or that it is not being provided with reasonable opportunities to participate in decision making or that its interests are not being adequately protected, HARVARD shall be entitled to engage, at LICENSEE's expense, independent patent counsel to review and evaluate patent prosecution and filing of patents and patent applications included in PATENT RIGHTS. Henceforth HARVARD and LICENSEE shall share responsibility for patent prosecution, with LICENSEE reimbursing HARVARD in full for any patent expenses incurred by HARVARD.

                                  ARTICLE VIII

                                  INFRINGEMENT

8.1 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. HARVARD agrees to notify LICENSEE promptly of each infringement of such patents of which HARVARD is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HARVARD and to potential effects on the public interest in making its decision whether or not to sue.

8.2 (a) If LICENSEE elects to commence an action as described above, Harvard may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether HARVARD elects to join as a party, HARVARD shall cooperate fully with LICENSEE in connection with any such action and will join the suit as required for enforcement of PATENT RIGHTS.

      (b) If HARVARD elects to join as a party pursuant to subparagraph (a), HARVARD shall jointly control the action with LICENSEE.

      (c) LICENSEE shall reimburse HARVARD for any costs HARVARD incurs, including reasonable attorneys' fees, as part of an action brought by LICENSEE, irrespective of whether HARVARD becomes a co-plaintiff.

8.3 If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to HARVARD with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE's expenses and costs of such action, including reasonable attorneys' fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to HARVARD with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE's expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HARVARD from LICENSEE in succeeding calendar years; but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HARVARD, which consent shall not be unreasonably withheld.

8.5 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and HARVARD for litigation costs not paid from royalties and then to reimburse HARVARD for royalties deducted by LICENSEE pursuant to paragraph 8.3. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE and HARVARD.

8.6 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, HARVARD may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

8.7 Without limiting the generality of paragraph 8.6, HARVARD may, at its election and by notice to LICENSEE, establish a time limit of sixty (60) days for LICENSEE to decide whether to prosecute any infringement of which HARVARD is or becomes aware. If, by the end of such sixty (60)-day period, LICENSEE has not commenced such an action, HARVARD may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by HARVARD in good faith, LICENSEE shall pay over to Harvard any payments (whether or not designated as "royalties") made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing LICENSED

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      PRODUCTS, up to the amount of HARVARD's unreimbursed litigation expenses (including, but not limited to, reasonable attorneys' fees).

8.8 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, HARVARD may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

9.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2   HARVARD may terminate this Agreement as follows:

      (a) If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with paragraph 5.4(e)) within forty-five (45) days after the date of notice in writing of such non-payment by HARVARD.

      (b) If LICENSEE defaults in its obligations under paragraph 10.4(c)and(d) to procure and maintain insurance.

      (c) If, at any time after [**] from the date of this Agreement, HARVARD determines that the Agreement should be terminated pursuant to paragraph 3.2(d).

      (d) If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon HARVARD giving written to LICENSEE.

      (e) If an examination by Harvard's accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of 20% for any twelve (12) month period.

      (f) If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

      (g) Except as provided in subparagraphs; (a), (b), (c), (d), (e) and (f) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by HARVARD.

9.3 LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE' S interest in such sublicenses shall at HARVARD's option terminate or be assigned to HARVARD upon termination of this Agreement.

9.4 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to HARVARD. Upon termination, LICENSEE shall submit a final Royalty Report to HARVARD and any royalty payments shall become immediately payable.

9.5   Paragraphs 6.1, 6.2, 6.3, 7.1, 8.5, 9.4, 9.5, 9.6, 10.2, 10.4, 10.5, 10.8
      and 10.9 of this Agreement shall survive termination.

                                    ARTICLE X

                                     GENERAL

10.1 HARVARD does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

10.2 HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF T`HE PATENT RIGHTS, OR INFORMATION SUPPLIED BY HARVARD, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.3 (a) LICENSEE shall indemnify, defend and hold harmless HARVARD and HHMI and their current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

      (b) LICENSEE shall indemnify and hold harmless HHMI against any claims, liability costs, loss or obligation, including without limitation, reasonable attorneys's fees and costs, in connection with any aspect of this License Agreement including but not limited, to such product liability indemnity identified in Section 10.3(a) above.

      (c) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to HARVARD to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      (d) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

      (e) LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

      (f) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

10.4 LICENSEE shall not use the name of HHMI nor use HARVARD's name or insignia, or any adaptation of them, or the name of any of HARVARD's inventors in any advertising, promotional or sales literature without the prior written approval of HARVARD and HHMI.

10.5 Without the prior written approval of HARVARD in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise. This Agreement shall be binding upon the respective successors, legal representatives and assignees of HARVARD and LICENSEE.

10.6 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.7 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold HARVARD harmless in the event of any legal action of any nature occasioned by such violation.

10.8 LICENSEE agrees (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.9 Any notices to be given hereunder shall be sufficient if signed by the party (or party's attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

      Ontogeny, Inc.
      One Kendall Square, Bldg 600
      Cambridge, MA 02139

      Fax No.:(617) 225-0096

If to Harvard to:

      Office for Technology and
      Trademark Licensing
      Harvard University
      124 Mt.  Auburn Street, Suite 410 South
      Cambridge, MA 02138

      Fax No.:  617-495-9568

            By such notice either party may change their address for future notices.

            Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

10.10 Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.11 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

10.12 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

            PRESIDENT AND FELLOWS                         LICENSEE
             OF HARVARD COLLEGE

            /s/ Joyce Brinton    .                   /s/ Heidi Wyle    .
            ---------------------                    -------------------

                                              ----------------------------------
           Joyce Brinton, Director                       Heidi Wyle
          Office for Technology and                         COO
             Trademark Licensing

                   6/13/96                                6/23/96
      ----------------------------------      ---------------------------------
                    Date                                    Date

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                   Appendix A

The following comprise PATENT RIGHTS:

United States Patent Application Serial No. 08/580,031, filed December 20, 1995, entitled "[**]."

Appendix B

The following comprise BIOLOGICAL MATERIALS:

Appendix C

Excerpt from the "Collaboration Agreement between Howard Hughes Medical
      Institute and President and Fellows of Harvard College" for the Faculty of Arts and Sciences dated February 6, 1987.

                                   Appendix C

                                   ARTICLE IV

                            PATENTS, COPYRIGHTS, AND
                              INTELLECTUAL PROPERTY

4.1   Ownership and Assignment of Rights and Obligations.

      (a) Except as provided in subparagraphs (b), (c) and (d) of this Section, the rights and obligations with respect to inventions, discoveries, improvements, and other intellectual property, whether or not patentable or copyrightable (each a "Subject Invention"), conceived or reduced to practice by employees of the Institute participating in the Research Program will be assigned to and be the sole property of the University, and will be determined in accordance with the applicable policies and procedures of the University subject to the other provisions of this Article 4.

      (b) Rights and obligations with respect to Subject Inventions conceived or reduced to practice in whole at the Children's Hospital Laboratory shall be assigned to the Hospital.

      (c) Rights and obligations with respect to Subject Inventions conceived or reduced to practice in part at the Children's Hospital Laboratory and in part at the Cambridge Laboratory shall be assigned jointly to the University and the Hospital. Subject Inventions assigned jointly to the University and the Hospital shall be administered by-the University, in consultation with the Hospital, and costs and royalties with respect to such Subject Inventions (as defined in Section 4.5 below) shall be shared equally among the Institute, the University and the Hospital.

      (d) Subject Inventions arising from the Research Program in structural biology which are assigned solely to the Hospital or solely to the University shall be administered by the assignee in consultation with the other party. Licensing efforts by the Hospital and the University shall be cooperative for all Subject Inventions arising from the Research Program in structural biology, whether assigned solely to the Hospital, solely to the University or jointly to the Hospital and the University.

4.2 Mutual Objective. The parties agree that their mutual objective in respect of intellectual property conceived or developed pursuant to this Agreement is to disseminate such property for public use and benefit. The parties will consult periodically with respect to any potential changes in their respective intellectual property policies.

4.3 Paid-Up License. The University will grant the Institute a paid-up, non-exclusive, irrevocable license to use each Subject Invention for its research and academic purposes, but with no right to sub-license for commercial purposes.

4.4 Use of the Property. The University will have the right to determine how best to utilize the Subject invention; provided that (a) the Institute will, upon request, be given annual reports by the University on the utilization thereof; (b) the Institute will have the right to require licensing to others where, in its judgment, effective steps to achieve practical application of Subject Inventions have not been taken-by the University within a reasonable time or such licensing is necessary to meet the needs of public health or safety, and the University, within 90 days following notice from the Institute, fails to take such effective steps or otherwise to meet the needs of public health and safety through the enforcement of contractual rights or by other action; and (c) any license or sub-license by the University of any Subject Invention to a third party (i) will not relieve the University of its obligations to the Institute under Sections 4.3, 4.5 and 4.6 of this
      Article in respect of the Subject Invention and (ii) will provide that the Institute shall be indemnified and held harmless against any claims, liability, costs, loss or obligation, including without limitation, reasonable attorney's fees and costs in connection with such license or sub-license.

4.5 Sharing of Costs and Royalties. Except as provided in Section 4.1(b), the Institute will share equally with the University (a) the reasonable costs incurred by the University and not borne by the inventor(s) for patenting, copyrighting, protecting and preserving patent and copyright rights, maintaining patents and copyrights, the licensing of patents and copyrights and related property rights, and such other reasonable costs, taxes or reimbursements as may be necessary or desirable, in connection with a Subject Invention, and (b) any royalty income from such Subject Invention after distribution to the inventor(s) of such inventor's(s') share of royalty income.

4.6 Failure to Proceed. If the University declines or fails within a reasonable period of time to obtain patent or copyright protection with respect to any Subject invention, the Institute, subject to any rights of the United States Government, and upon 90-days' notice to the University, will have the right to do so and all rights and obligations with respect to such invention will be determined in accordance with the Institute's intellectual property policy and without regard to the terms of the patent policy and procedures of the University; however, the Institute will grant the University a paid-up, non-exclusive, irrevocable license to use each Subject Invention for its research and academic purposes, but with no right to sublicense for commercial purposes.

                                    ARTICLE V

                          OCCUPANCY, USE, AND OWNERSHIP
                                 OF THE PREMISES

5.1 Occupancy. The Institute will have the right to occupy and use the Cambridge Laboratories (in conjunction with the Children's Hospital Laboratory) as a medical research laboratory and office facility for the conduct of the Research Program. The Institute will have exclusive and quiet possession of the Cambridge Laboratories. Subject to Section 5.3 of this Article, (1) the Institute's right to use and occupy the Cambridge Laboratories will commence on the effective date of this Agreement and will terminate upon dissolution of the collaboration under this Agreement, and (2) the Institute will have the right, with the University's consent (not to be unreasonably withheld) and at the Institute's own expense, to make additional renovations, refurbishments, alterations, and improvements to the Cambridge Laboratories.